UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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CALPINE CORPORATION
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EXPLANATORY NOTE

This proxy statement supplement, dated April 18, 2017 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Calpine Corporation (the “Company”), which was filed with the Securities and Exchange Commission on March 29, 2017, relating to the Company’s Annual Meeting of Shareholders (the “Meeting”) to be held on May 10, 2017. The Company is providing this Supplement solely (i) to include, under Proposal 5, information regarding the eligible participants in the Company’s 2017 Equity Incentive Plan and the basis for participation in the 2017 Equity Incentive Plan for ease of reference; and (ii) to confirm the Company’s expectations regarding certain performance-based awards under the 2017 Director Plan set forth under Proposal 6.
No other changes have been made to the Proxy Statement or to the matters to be considered by the Company’s shareholders at the Meeting. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

SUPPLEMENT TO PROXY STATEMENT

In connection with Proposal 5 to approve the Company’s 2017 Equity Incentive Plan, the information set forth in the second to last paragraph under the caption “Summary of Material Terms of the 2017 Equity Incentive Plan” on page 25 of the Proxy Statement is supplemented by the addition of the bolded text below:
Eligibility. Awards may be granted under the 2017 Equity Incentive Plan to such executives, employees and consultants of the Company and its affiliates as may be determined by the Compensation Committee, as well as those reasonably expected to become employees or consultants following the grant date. Only our employees or employees of our parent or subsidiaries are eligible to receive incentive stock options. As disclosed in the Company’s annual report for the year ended December 31, 2016, previously filed with the SEC on February 10, 2017, as of December 31, 2016, there were 2,372 full-time employees (including six executive officers). The Company estimates that, as of December 31, 2016, 2,208 individuals, including six executive officers and 2,202 employees of the Company and its affiliates, would have been eligible to participate in the 2017 Equity Incentive Plan. During 2016, approximately seven executive officers and 2,069 employees of the Company and its affiliates participated in the 2008 Equity Incentive Plan. The Company did not issue any equity awards to consultants in any year under the 2008 Equity Incentive Plan and the Company does not expect to issue equity awards to consultants under the 2017 Equity Incentive Plan.
The basis for participation in the 2017 Equity Incentive Plan is that the participant is eligible to participate under the terms of the 2017 Equity Incentive Plan, and that the Compensation Committee has determined, in its sole discretion, that such participation will further the 2017 Equity Incentive Plan’s purposes. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purposes of the 2017 Equity Incentive Plan (which include providing incentive for future endeavors, advancing the interests of the Company and its shareholders by encouraging ownership of the common stock, and enabling the Company to compete effectively with other enterprises for the services of qualified individuals as may be needed for the continued improvement of the Company’s business). For additional information, see “Administration” below.
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In connection with Proposal 6 to approve the Company’s 2017 Director Plan, the information set forth in the third complete paragraph under the caption “Summary of Material Terms of the Director Incentive Plan” on page 33 of the Proxy Statement is supplemented by the addition of the bolded text below:
Other Stock-based Awards. The Board may grant other stock-based awards, consisting of rights or other interests granted under the 2017 Director Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock (including, for example, dividend equivalents or performance units), each of which may be subject to the attainment of performance goals, a period of continued service and/or other terms or conditions, each as determined by the Board. The Board determines the terms and conditions of other stock-based awards, consistent with the terms of the 2017 Director Plan, at the date of grant or thereafter. The Company had not issued performance-based awards to directors and does not expect to issue performance-based awards to directors under the 2017 Director Plan.
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